EXHIBIT 99.1

NEWS RELEASE
For Release: Thursday, October 18, 2007, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES THIRD QUARTER RESULTS;

NET REVENUE INCREASES 20% TO $13.1 MILLION

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2007. Highlights of the third quarter and other recent events include:

•	Achieved net revenue of $13.1 million, up 20% from $11.0 million in the third quarter of 2006.
•	Achieved net income of $15,000, or $0.00 per diluted share, compared to a net loss of $368,000 in the third quarter of 2006.
•	Achieved positive cash flow of $146,000, the fourth consecutive quarter of positive cash flow.
•	Launched three new products -- the Guardian® hemostasis valve, Pronto™ 035 extraction catheter and Gopher™ support catheter -- in the United States with excellent clinical response.
•	Re-affirmed both annual revenue and adjusted earning guidance for the remainder of 2007.

Commenting on the results, Vascular Solutions Chief Executive Officer Howard Root said: “We continue to make excellent progress in our growth with new vascular devices, as evidenced by our 20% revenue growth in the third quarter. Our focus on a multiple product portfolio with continuous product improvement and innovation is resulting in a substantial and profitable medical device company. While litigation expenses, primarily related to the Vari-Lase® product line, affected our net income in the third quarter, we have now completed much of our preparatory work, which should allow us to better focus our R&D time and resources on the launch and growth of new products in 2008, as well as lower our legal expenses. Through several new product launches and continued improvement in our sales force performance, we expect to continue our 20% or greater quarterly sales growth in 2008 and for the foreseeable future.”

Net revenue from hemostat products (primarily consisting of the D-Stat Dry™, D-Stat® Flowable, Thrombi-Gel®, Thrombi-Pad™ and D-Stat Radial™ products) was $6.0 million during the third quarter, an increase of 10% over the third quarter of 2006. “As expected, after we shipped $725,000 of our Thrombi-Gel and Thrombi-Pad products to King Pharmaceuticals in the second quarter for initial stocking requirements, we shipped $155,000 of these products to King in the third quarter for continued sales launch activities,” commented Mr. Root. “Conversely, sales of both our D-Stat Dry and D-Stat Flowable increased substantially in the third quarter over the year-ago quarter. We also recently received FDA clearance for our most recent hemostat product, the Thrombix® hemostatic patch, that we expect to launch through our direct sales force in the fourth quarter,” Mr. Root added.

Net sales of extraction catheters (primarily consisting of the Pronto V3 aspiration catheter) were $2.6 million in the third quarter, an increase of 16% over the third quarter of 2006. “Reflecting our continued geographic expansion, international sales of the Pronto increased by 31% in the third quarter over the third quarter of 2006,” commented Mr. Root. “In the third quarter we received 510(k) clearance with the FDA for the launch of our much larger 035 version of the Pronto, and we had several successful clinical deployments of this new version. We also are awaiting FDA clearance of our new low profile version of the Pronto catheter for launch in the fourth quarter, and we are completing the international regulatory requirements for launching a low-cost aspiration catheter by early 2008,” Mr. Root added.

Net sales of vein products (primarily consisting of the Vari-Lase endovenous laser console and kits) were $2.1 million in the third quarter, an increase of 15% over the third quarter of 2006. “The clinical response to the Bright Tip™ version of the Vari-Lase fiber continues to be excellent, with over 9,000 Bright Tip fibers sold since it was launched on April 11 and no reports of recannalizations,” commented Mr. Root. “On the litigation side, no hearing has been scheduled on Diomed’s contempt motion concerning our continued sales of Vari-lase consoles, and we are confident that this motion will have no impact on our continued sales of our full range of Vari-lase products in the U.S. Concerning the separate VNUS Medical patent litigation with Diomed and AngioDynamics as co-defendants, at the pretrial hearing held this Tuesday the court indefinitely delayed the trial that was originally scheduled to begin on October 29 due to courtroom scheduling issues. It is now likely that the trial will commence sometime between January and June 2008. We continue to believe in the validity of our defenses to the VNUS litigation and our ability to react to the range of outcomes possible in any litigation,” Mr. Root added.

Net sales of access products (primarily consisting of micro-introducer kits and specialty guidewires), were $787,000 in the third quarter, an increase of 88% over the third quarter of 2006. “In the third quarter we continued to gain traction with our line of micro-introducers, and we also benefited from the launch of the Guardian hemostasis valve in July. The customer response to the Guardian valve has been very positive, and we estimate sales of the Guardian valve could reach between $2 million and $5 million annually in the U.S. at full launch,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheters and Skyway® support catheters), were $734,000 in the third quarter of 2007, an increase of 3% over the third quarter of 2006. “Specialty catheters did not receive the attention required to generate substantial growth in the third quarter,” commented Mr. Root. “We look forward to completing our R&D work on the Vari-Lase product line in the fourth quarter so that our team can spend more time in launching and improving our specialty catheters in 2008,” Mr. Root added.

Overall gross margin across all product lines was 66.6% in the third quarter of 2007, in line with expectations and consistent with 67.2% in the third quarter of 2006. Based on projected selling mix across products, including expected cost improvements due to the benefits of the thrombin supply agreement, aggregate gross margins on product sales for the fourth quarter of 2007 are expected to increase to approximately 68%.

Net income for the third quarter was $15,000 or $0.00 per share, compared to a net loss of $368,000 or $0.02 per share in the third quarter of 2006. During the third quarter of 2007 the company accrued $74,000 in estimated expenses relating to the Diomed judgment, $7,000 in thrombin qualification expenses and $417,000 of stock-based compensation expense. As adjusted (excluding the Diomed judgment expenses, thrombin qualification expenses and stock-based compensation expense, and assuming a fully-taxed rate of 39%) net income was $356,000 or $0.02 per fully diluted share in the third quarter of 2007, decreasing from adjusted net income of $401,000 or $0.03 per fully diluted share in the third quarter of 2006. During the third quarter of 2007 the company incurred approximately $800,000 in legal expenses, primarily related to the preparation for the VNUS Medical trial and the Diomed appeal, which was the major reason for the reduction in adjusted net income from the year earlier quarter.

Regarding future revenue and income guidance, net revenue for the fourth quarter is expected to be between $13.6 million and $13.8 million, an increase of approximately 20% over the fourth quarter of 2006. Corresponding adjusted net income in the fourth quarter is expected to be between $0.03 and $0.05, reflecting higher gross margins but also continued expenses related to litigation. The company expects to continue its 20% annual sales growth in 2008, with preliminary guidance for net revenue and adjusted net earnings per share for 2008 of between $61 million and $64 million and $0.20 and $0.28, respectively. “We are very pleased with our results in the third quarter, and we continue to believe that our strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us to achieve our next long term milestone, which is $100 million in annual revenue in 2010. We believe that our future growth will benefit from several new products in larger potential revenue markets that we expect to launch in 2008,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of the company’s web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, November 1, 2007 by dialing 1-800-642-1687 and entering conference ID # 17433820. A recording of the call will also be archived on the company’s web site, www.vascularsolutions.com until Thursday, November 1, 2007. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company’s view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenue:
Product revenue	$12,529	$10,955	$37,617	$31,818
License and collaboration revenue	597	—	891	—
Total Revenue	13,126	10,955	38,508	31,818

Product costs and operating expenses:
Cost of goods sold (1)	4,187	3,594	12,505	10,442
Collaboration expenses	358	—	358	—
Research and development (1)	1,160	1,291	3,998	3,315
Clinical and regulatory (1)	813	694	2,324	1,893
Sales and marketing (1)	4,838	4,019	14,451	12,694
General and administrative (1)	1,695	942	3,842	2,830
Litigation	74	—	5,764	—
Thrombin qualification	7	747	136	2,368
Amortization of purchased technology	—	—	—	73

Operating income (loss)	(6)	(332)	(4,870)	(1,797)

Interest expense	(35)	(55)	(120)	(157)
Interest income	126	19	324	78
Income (loss) before tax	$85	$(368)	$(4,666)	$(1,876)

Income taxes	70	—	158	—
Net income (loss)	$15	$(368)	$(4,824)	$(1,876)

Net income (loss) per share - basic	$0.00	$(0.02)	$(0.32)	$(0.13)
Weighted average shares used in calculating - basic	15,260	14,941	15,191	14,873
Net income (loss) per share - diluted	$0.00	$(0.02)	$(0.32)	$(0.13)
Weighted average shares used in calculating - diluted	15,844	14,941	15,191	14,873

(1) Includes stock-based compensation charges of:
Costs of goods sold	$34	$30	$104	$100
Research and development	65	49	153	149
Clinical and regulatory	23	22	67	71
Sales and marketing	116	87	294	319
General and administrative	179	90	458	268
	$417	$278	$1,076	$907

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$4,433	$2,557
Restricted cash	5,473	—
Accounts receivable, net	6,771	6,524
Inventories	8,303	7,232
Prepaid expenses	728	792
Total current assets	25,708	17,105
Property and equipment, net	3,821	3,669
Intangible assets, net	193	193
Total assets	$29,722	$20,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$12,223	$5,633

Total long-term liabilities	6,119	867

Shareholders’ equity:
Total shareholders’ equity	11,380	14,467
Total liabilities and shareholders’ equity	$29,722	$20,967

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin, litigation and stock-based compensation, but includes assumed taxes on net income using a 39% tax rate.

On October 18, 2004, the company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the company’s hemostatic products. The company has incurred approximately $4.7 million of operating expenses, $1.0 million of capital equipment purchases and $1.3 million of inventory purchases under this thrombin qualification project through September 30, 2007. The company does not expect to incur any material additional operating expenses under this thrombin qualification project during the remainder of 2007. Management believes that although the qualification expenses are a recurring cost, it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future.

On March 28, 2007, the jury in a litigation initiated by Diomed Holdings, Inc. concerning the company’s Vari-Lase business returned a verdict that Vascular Solutions contributed to and induced infringement of a patent held by Diomed and awarded monetary damages in the amount of $4,100,000 with respect to Vascular Solutions’ activities. The company has filed for an appeal on the verdict. Through the quarter ended September 30, 2007 the company has accrued $5,764,000 as an estimate of litigation expenses in this matter, representing the amount of the jury’s verdict together with management’s estimate of Vascular Solutions’ attorneys’ fees, court costs, additional damages with respect to Vari-Lase sales in the U.S. through April 11 and pre-judgment interest. Due to the one-time nature of the litigation expense, management believes it is useful to exclude the litigation expenses from adjusted net income.

Beginning January 1, 2006 the company recognizes stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. Through the third quarter of 2007 the company incurred stock-based compensation expense of $1,076,000.

Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the litigation and thrombin qualification expenses as well as the related thrombin inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the company’s performance over different periods, particularly when comparing this period to periods in which the company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the company’s underlying business. Management encourages investors to review the company’s net income prepared in accordance with GAAP to understand the company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the D-Stat Dry hemostatic bandage for the rapid control of topical bleeding, the Pronto extraction catheter for the aspiration of soft thrombus, the Vari-Lase endovenous laser product line for the treatment of varicose veins, the Langston dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass dual access specialty catheter for dual wire access in percutaneous procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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